Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS FOR THE YEAR AND QUARTER ENDED
FEBRUARY 28, 2010
          Midlothian, Texas April 26, 2010 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and the year ended February 28, 2010.
Highlights
•	Revenues for the quarter increased by $4.1 million over the same quarter last year, or 3.5%. For the year revenues were down $66.3 million over the previous year, or 11.4%.

•	Gross profit margins increased 610 basis points (“bps”) over the comparable quarter and 150 bps over the previous year.

•	Diluted earnings (loss) per share increased for the quarter from ($2.44) per share to $.38 per share for the same quarter this fiscal year. For the year, diluted earnings (loss) per share increased from ($1.27) per share for fiscal year 2009 to $1.36 per share for fiscal year 2010.
Financial Overview
          For the quarter, our net sales increased by $4.1 million, or 3.5%, from $117.3 million for the three months ended February 28, 2009 to $121.4 million for the three months ended February 28, 2010. Our Print sales for the quarter were $66.1 million, compared to $73.8 million for the same quarter last year, or a decrease of 10.4%. Apparel sales for the quarter were $55.3 million, compared to $43.6 million for the same quarter last year, or an increase of 26.8%. Our overall gross profit margins (“margins”) during the quarter increased from 22.1% for the three months ended February 28, 2009 to 28.2% for the three months ended February 28, 2010. Our Print margins increased from 23.7% to 26.6%, while our Apparel margins increased from 19.3% to 30.1%, for the respective periods. Our earnings (loss) for the quarter increased from ($62.9) million for the three months ended February 28, 2009 to $9.8 million for the three months ended February 28, 2010, primarily due to the improved margins realized by both our segments during the quarter and impact associated with the goodwill and trademark impairment charge of $67.9 million during the comparable period last year. Our diluted earnings (loss) per share (“EPS”) increased from ($2.44) per share to $.38 per share for the three months ended February 28, 2009 and February 28, 2010, respectively.
          Net sales decreased from $584.0 million for the year ended February 28, 2009 to $517.7 million for year ended February 28, 2010, a decrease of $66.3 million or 11.4%. Our Print sales for the year were $282.3 million, compared to $327.0 million for the same period last year, a decrease of $44.7 million or 13.7%. Our Apparel sales decreased from $257.0 million for the year ended February 28, 2009 to $235.4 million for the year ended February 28, 2010, a decrease of $21.6 million, or 8.4%. Overall, our margins increased 150 bps, from 24.6% for fiscal year 2009 to 26.1% for fiscal year 2010. Our Print margins increased from 26.1% to 27.6%, while our Apparel margins increased from 22.6% to 24.4%, for the year ended February 28, 2009 and February 28, 2010, respectively. Our earnings (loss) for the period increased from ($32.8) million for the year ended February 28, 2009 to $35.2 million for the year ended February 28, 2010, primarily due to a goodwill and trademarks asset impairment charge of $67.9 million during fiscal year 2009 and improved operating margins realized during fiscal 2010. Our diluted earnings (loss) per share increased from ($1.27) per share to $1.36 per share for the year ended February 28, 2009 and February 28, 2010, respectively.
          The Company, during the quarter, generated $18.8 million in EBITDA (earnings before interest, taxes, depreciation, amortization and impairment charges) compared to $11.1 million for the comparable quarter last year. For the year ending February 28, 2010, the Company generated $70.1 million in EBITDA compared to $71.0 million for the comparable period last year.
Reconciliation of GAAP to Non-GAAP measure (dollars in thousands):

	Three months ended		Year ended
	February 28,		February 28,
	2010	2009	2010	2009
Earnings (loss) before income taxes	$15,395	$(60,545)	$55,669	$(13,059)
Interest expense	545	660	2,627	3,363
Depreciation/amortization	2,854	3,144	11,817	12,860
Impairment of goodwill and trademarks	—	67,851	—	67,851

EBITDA (non-GAAP)	$18,794	$11,110	$70,113	$71,015

Keith Walters, Chairman, President & CEO, commented by saying, “As expected, due to the economic environment, fiscal year 2010 proved to be an extremely challenging year from many perspectives. From a sales perspective, we continued to see double digit sales declines across both sectors through the first nine months of the year, and while the Apparel sector rebounded nicely in the fourth quarter on a comparable basis, the Print sector continued to show some continued weakness. From a margin perspective, even given the challenging sales landscape, we were able to improve our margins across both sectors with our Apparel sector improving 180 bps and our Print sector improving 150 bps. We were able to accomplish this through a successful implementation of our cost reduction initiatives which were tied to our projected volume levels and our continued disciplined approach to business. Going forward, we see fiscal year 2011 continuing to be a challenging year as well. While we expect sales to improve across both sectors next year, we are starting to see paper price increases on the Print side and cotton prices, on our Apparel side, are once again at levels not seen in quite some time. Our ability to be able to pass these costs increases on to the market is unknown at this point. Much will depend upon, not only the continued recovery of the economy, but the actions of our competitors as well. We will also have the challenge, in this coming fiscal year, of bringing on line our new apparel manufacturing facility in Agua Prieta, Mexico. This facility once completed and fully operational is expected to significantly reduce our apparel manufacturing costs; however it will not be without it challenges and adverse costs to get it to that point. So while much work was done and much was accomplished this past year, in an extremely challenging environment, much still needs to be accomplished in fiscal year 2011. Again, while many challenges remain, we will continue to stay focused on the task at hand. And we again enter this year with excellent liquidity, an even lower leverage ratio and stronger balance sheet, which should allow us to take advantage of other unique opportunities should they present themselves.”

About Ennis
Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael Magill, Senior Vice President
Mr. Richard L. Travis, Jr., SVP and Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	February 28,		February 28,
	2010	2009	2010	2009
Condensed Operating Results
Revenues	$121,385	$117,326	$517,738	$584,029
Cost of goods sold	87,172	91,397	382,419	440,553

Gross profit	34,213	25,929	135,319	143,476
Impairment of goodwill and trademarks	—	67,851	—	67,851
Operating expenses	18,321	18,181	76,737	85,703

Operating income (loss)	15,892	(60,103)	58,582	(10,078)
Other expense	497	442	2,913	2,981

Earnings (loss) before income taxes	15,395	(60,545)	55,669	(13,059)
Income tax expense	5,561	2,376	20,463	19,709

Net earnings (loss)	$9,834	$(62,921)	$35,206	$(32,768)

Earnings (loss) per share
Basic	$0.38	$(2.44)	$1.37	$(1.27)

Diluted	$0.38	$(2.44)	$1.36	$(1.27)

	February 28,
	2010	2009
Assets
Condensed Balance Sheet Information
Current assets
Cash	$21,063	$9,286
Accounts receivable, net	57,249	57,467
Inventories, net	75,137	101,167
Other	12,990	14,334

	166,439	182,254

Property, plant & equipment	65,720	54,672
Other	200,540	199,454

	$432,699	$436,380

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$27,463	$24,723
Accrued expenses	22,338	18,947
Current portion of long-term debt	—	210

	49,801	43,880

Long-term debt	41,817	76,185
Deferred credits and pension liability	27,821	24,309

Total liabilities	119,439	144,374

Shareholders’ equity	313,260	292,006

	$432,699	$436,380

	February 28,
	2010	2009
Condensed Cash Flow Information
Cash provided by operating activities	$82,567	$44,216
Cash used in investing activities	(20,244)	(5,350)
Cash used in financing activities	(50,488)	(32,464)
Effect of exchange rates on cash	(58)	(509)

Change in cash	11,777	5,893
Cash at beginning of period	9,286	3,393

Cash at end of period	$21,063	$9,286